Exhibit 99.1

VERITONE, INC. CONFIRMS RECEIPT OF UNSOLICITED PROPOSAL FROM

APIS CAPITAL MANAGEMENT

— Stockholders Advised to Take No Action At This Time —

— Veritone Raises Questions Regarding Apis Capital’s Ability to Consummate

Proposed Transaction —

Costa Mesa, CA — (BUSINESS WIRE) — December 10, 2018 — Veritone, Inc. (NASDAQ: VERI) (“Veritone” or the “Company”) confirmed today that it has received an unsolicited, non-binding proposal from Apis Capital Management, on behalf of its private equity fund, Apis Ventures LLC (collectively, “Apis”) to acquire all outstanding shares of Veritone common stock for $10.26 per share in cash.

On December 4, 2018, Veritone’s Board of Directors received a private letter from Apis making a non-binding proposal to acquire the Company for $8.00 per share in cash, subject to completion of due diligence and other conditions. On December 6, 2018, the Company acknowledged receipt of the letter and indicated that its Board of Directors would be meeting to discuss the proposal, and would respond following that meeting. As part of its letter, the Company requested additional information from Apis regarding its financing for its proposal and its experience in executing transactions of this magnitude and scope. Apis’ response indicated that they do not have committed financing, and do not have any experience or track record in transactions of this nature.

Consistent with its fiduciary duties, Veritone’s Board, with the assistance of its independent financial and legal advisors, is evaluating today’s proposal. The Board will provide an update promptly following the completion of its review.

There are no assurances that a transaction will be reached or on what terms. Veritone stockholders are advised to take no action at this time.

GCA Advisors, LLC is serving as financial advisor to Veritone, and Gibson, Dunn & Crutcher LLP is acting as Veritone’s legal counsel.

About Veritone, Inc.

Veritone (Nasdaq: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The company’s proprietary operating system, aiWARE™, orchestrates an expanding ecosystem of machine learning models to transform audio, video and other data sources into actionable intelligence. aiWARE can be deployed in public or private cloud environments, or on the customer’s premises. Its open architecture enables customers in the media and entertainment, legal and compliance, and government sectors to easily deploy applications that leverage the power of AI to dramatically improve operational efficiency and effectiveness. Veritone is headquartered in Costa Mesa, California with over 300 employees, and has offices in Denver, London, New York, San Diego, and Seattle. To learn more, visit Veritone.com.

Company Contact:

Pete Collins, Chief Financial Officer

Veritone, Inc.

(949) 397-2148

investors@veritone.com

Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com

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